EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                                          Three months ended
                                                              June 30,
                                                     ---------------------------
                                                        1999             1998
                                                     ----------       ----------

Net  Income                                          $  584,000       $  514,000
                                                     ==========       ==========
Average shares outstanding                            2,177,986        2,352,696
                                                     ==========       ==========
Basic earnings per share                             $     0.27       $     0.22
                                                     ==========       ==========
Net Income                                           $  584,000       $  514,000
                                                     ==========       ==========
Average shares outstanding                            2,177,986        2,352,696
Net effect of dilutive stock options                     19,053               --
                                                     ----------       ----------

Total shares outstanding                              2,197,039        2,352,696
                                                     ==========       ==========


Diluted earnings per share                           $     0.27       $     0.22
                                                     ==========       ==========







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